Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Sonoma Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	5,000,000(4)	$$1.00(3)	$5,000,000	$110.20 per $1,000,000	$551
Total Offering Amounts			5,000,000		$5,000,000	$110.20 per $1,000,000	$551
Total Fee Offsets(4)							—
Net Fee Due							$551

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(3)

Calculated pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The price for these shares is based upon the average of the high and low sale prices of the Registrant’s common stock reported on the Nasdaq Capital Market on September 13, 2023.

(4)	The Registrant does not have any fee offsets to claim.